Exhibit 1.1


One Price Clothing Stores, Inc.
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FOR IMMEDIATE RELEASE                                  Contact: Mr. Stephen A. Feldman
                                                                Executive Vice President
                                                                & Chief Financial Officer
                                                                Telephone: (864) 433-8888,
                                                                Ext. 489
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Duncan, South Carolina, April 2, 1996 -- Henry D. Jacobs, Jr.,
Chairman and Chief Executive Officer, announced today that Ethan S.
Shapiro, President and Chief Operating Officer, is no longer an officer, director or employee of the Company.  Mr. Jacobs will assume Mr. Shapiro's officer duties.




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